Exhibit 97

Next Technology Holding, Inc. (the “Company”)

Incentive Compensation Recovery Policy

1. Introduction

The Board of Directors of the Company (the “Board”) has adopted this Incentive Compensation Recovery Policy (this “Policy”) to comply with the Nasdaq Listing Rule 5608, which provides for the recovery of certain executive compensation in the event of an Accounting Restatement resulting from material noncompliance with financial reporting requirements under the U.S. federal securities laws.

2. Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.

3. Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

(a) “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period (a “little r” restatement).

(b) “Covered Executives” means the Company’s current and former Executive Officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the listing standards of Nasdaq.

(c) “Effective Date” means February 1, 2024.

(d) “Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Recovery Eligible Incentive-based Compensation that exceeds the amount of Recovery Eligible Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed Executive Officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an Executive Officer for purposes of this Policy would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K promulgated under the Exchange Act.

(g) “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(h) “Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(i) “Nasdaq” means The Nasdaq Stock Market.

(j) “Received” – Incentive-based Compensation shall be deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

(k) “Recovery Eligible Incentive-based Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as a Covered Executive at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Covered Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such Covered Executive (i) on or after the October 2, 2023, (ii) after beginning service as a Covered Executive, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Recovery Period.

(l) “Recovery Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period of at least nine months shall count as a completed fiscal year). Notwithstanding the foregoing, the Recovery Period shall not include fiscal years completed prior to the October 2, 2023. For the avoidance of doubt, the Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the Accounting Restatement is filed.

(m) “Restatement Date” means the earlier to occur of (i) (A) the date the Board, or (B) the date a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(n) “SEC” means the U.S. Securities and Exchange Commission.

4. Recovery of Erroneously Awarded Compensation

(a) Recovery Generally. In the event of an Accounting Restatement, the Committee shall take reasonably prompt action after the Restatement Date to recover any Erroneously Awarded Compensation from each Covered Executive in connection with such Accounting Restatement, unless the conditions of one or more subsections of Section 4(e) of this Policy are met. This obligation of the Company is not dependent on whether or when any Accounting Restatement is filed. Repayment of the Covered Executive is required regardless of whether the Covered Executive engaged in any misconduct and regardless of fault.

(b) Estimate of the Recovery Amount. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).

(c) Method of Recovery. The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery, including without limitation (i) requiring reimbursement of cash Incentive-based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the amount of any Erroneously Awarded Compensation from any compensation otherwise owed by the Company or any affiliate of the Company to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action permitted by law. For the avoidance of doubt, except as set forth in Section 4(e) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.

(d) Remedies for the Failure of Recovery. To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 4(c) above), the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(e) Impracticability of Recovery. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(c) above if the following conditions are met and the Committee, or, if such Committee does not consist solely of independent directors, a majority of the independent directors serving on the Board, determines that recovery would be impracticable:

(i) the direct expenses paid to a third party to assist in enforcing this Policy against a Covered Executive would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to Nasdaq;

(ii) recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel (acceptable to Nasdaq) that recovery would result in such a violation and a copy of such opinion is provided to Nasdaq; or

(iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the U.S. Internal Revenue Code of 1986 and the regulations thereunder.

5. Acknowledgement by Covered Executives

The Committee shall provide notice of this Policy to, and seek written acknowledgement of this Policy from, each Covered Executive in the form attached hereto as Exhibit A; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

6. Reporting and Disclosure

The Company shall make all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws, including the disclosure required by applicable SEC filings.

7. No Indemnification

Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, the Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation or any claims relating to the Company’s enforcement of its rights under this Policy nor shall the Company pay or reimburse any Covered Executive for any insurance premium to cover the loss of any Erroneously Awarded Compensation.

8. No “Good Reason” for Covered Executives

Any action by the Company to recover any Erroneously Awarded Compensation under this Policy from a Covered Executive shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is a party.

9. Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange or national securities association on which the Company’s securities are listed.

10. Effective Date

This Policy shall be effective as of the Effective Date.

11. Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by any national securities exchange or national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any U.S. federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

12. Severability

If any provision of this Policy or the application of any such provision to a Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

13. No Impairment of Other Remedies

Nothing contained in this Policy, and no recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive. This Policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (the “SOX 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recovery policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company is a party or which the Company has adopted or may adopt and maintain from time to time; provided, however, that compensation recovered pursuant to this Policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recovery policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

14. Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

NEXT TECHNOLOGY HOLDING, INC. (the “Company”)

INCENTIVE COMPENSATION RECOVERY POLICY ACKNOWLEDGEMENT FORM

By signing below, the undersigned (i) acknowledges and confirms that the undersigned has received and reviewed a copy of the Company’s Incentive Compensation Recovery Policy (the “Policy”) and (ii) acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. In the event of any inconsistency between the Policy and the terms of any employment agreement, offer letter or other individual agreement with the Company to which the undersigned is a party, or the terms of any compensation plan, program or agreement, whether or not written, under which any compensation has been granted, awarded, earned or paid to the undersigned, the terms of the Policy shall govern.

Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by promptly returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy. The undersigned agrees and acknowledges that the undersigned is not entitled to indemnification, and hereby waive any right to advancement of expenses, in connection with any enforcement of the Policy by the Company.

Signature

Print Name:

Date:

5